BANK CREDIT NOTE - LOAN
Legal Entity

Code: 0001-9	Branch: PARENT COMPANY	Issue Date: June 21, 2012	NOTE No.: 0154/12
I - Parties
1. Lender: BANCO PINE S.A., with its principal place of business at Avenida das Nações Unidas, 8501, 29th and 30th Floors - Ed. Eldorado Business Tower, Pinheiros, São Paulo, SP, Postal Code 05425-070, Corporate Taxpayer Identification Number (CNPJ/MF) 62.144.175/0001-20, hereinafter referred to as PINE.

2. Issuer, hereinafter referred to as ISSUER: Name: AMYRIS BRASIL LTDA		CNPJ: 09.379.224/0001-20
Address: R JAMES CLERK MAXWELL, Nº 315 - TECHNO PARK - POSTAL CODE: 13.069-380 - CAMPINAS / SP			Checking Account No.: 3169-2
3. Surety(ies), hereinafter referred to as SURETY(IES): Name:			Individual Taxpayer Identification Number (CPF) / Corporate Taxpayer Identification Number (CNPJ)
Address:		City/State:	Marital Status and Matrimonial Regime:
Name:			CPF/ CNPJ
Address:		City/State:	Marital Status and Matrimonial Regime:
Name:			CPF/ CNPJ
Address:		City/State:	Marital Status and Matrimonial Regime:
Name:			CPF/ CNPJ
Address:		City/State:	Marital Status and Matrimonial Regime:
4 - Third-Party Guarantor(s), hereinafter referred to as THIRD-PARTY GUARANTOR(S):
Name:			CPF/CNPJ No.:
Address:		City:	State:
Marital Status / Matrimonial Regime (if an individual):

II - Conditions
1. Amount: R$ 52,000,000.00 (fifty-two million Brazilian reais)		2. City of Payment: SÃO PAULO / STATE OF SÃO PAULO		3. Term: 90 days
4. Final Maturity: September 19, 2012		5. Delivery of the Net Amount: R$ 51,588,520.00		6. Tax on Financial Transactions (IOF) - Pursuant to the Law: R$ 389,480.00
III - Form of Disbursement: Immediately
IV- Charges:
A. ( ) 100% of the variation of the Interbank Certificate of Deposit (CDI), as calculated by the Center of Custody and Financial Settlement of Securities (CETIP) and disclosed by the Brazilian Association of Financial Market Institutions (ANDIMA), plus the interest informed in item "B".
B. (X) interest at the rate of 0.4472% per month, equivalent to 5.5000% per year.
C. ( ) Others
D. ( X ) Credit Extension Fee (TAC): twenty-two thousand Brazilian Reais (R$ 22,000.00)			Capitalization of Interest: MONTHLY
E. ( ) Early settlement Unit Daily Amount / VDU: R$ per day - for each R$ 1,000.00 unit (U) paid in advance.
F. ( ) Maximum Financial Compensation for early settlement/VDU: (the actual amount shall be proportional to the remaining term to maturity of this Note, pursuant to the applicable law).
Maximum term for early payment: days.
Maximum amount for early settlement: R$

V - Form of Payment: Debit on the dates informed in the table below from the bank account held by ISSUER.
Maturity Date	Amounts (R$)	Maturity Date	Amounts (R$)	Maturity Date	Amounts (R$)
September 19, 2012	R$52,000,000.00 + CHARGES
VI - Guarantees

All in accordance with the Deed and/or Instruments(s) of Guarantee attached hereto, which shall, upon execution, be an integral part hereof as if it(they) were transcribed herein.

VII - Clauses and Conditions

ISSUER shall pay for this Bank Credit Note to BANCO PINE S.A., or to its order, in the city of payment informed in the preamble, in Brazilian currency, the amount informed in field II of the preamble hereof, item “1”, plus the financial charges agreed under this Note, pursuant to the applicable law and especially to the clauses and conditions set forth below:

Section One - PINE makes a loan to ISSUER in the amount informed in field II of the preamble hereof, item “1”, the net amount of which, after deduction of the charges and of the IOF charged in advance, shall be provided to it as informed in field III, immediately upon actual offering of the guarantees informed in field VI, with the registrations required by law.

Section Two - ISSUER agrees to return the loaned amount, plus the charges mentioned in field IV, in the form and within the terms informed in field V. The interest agreed hereunder shall be exponentially calculated and capitalized in the frequency set forth in field IV, on the basis of a 360-day business year, except as otherwise provided in the same field IV of the preamble.

Paragraph One - PINE is hereby authorized to debit from the checking account informed in field I or from another account that can be freely used by ISSUER and which is held or comes to be held by ISSUER or by the SURETY(IES) the amount corresponding to the installments of repayment or settlement of the debt originated from this Note, on their respective maturity dates, as informed in field V of the preamble hereof.

Paragraph Two - ISSUER hereby authorizes PINE to debit from the account mentioned in field I any amount due under agreements executed with PINE or with other institutions that are part of the Financial Group PINE, and which payment has not been made on the applicable maturity date, plus the contractual charges and surcharges, and it further authorizes these debited amounts to be credited to the corresponding lending institution, for payment of any and all outstanding obligations of any kind.

Paragraph Three - For all legal purposes and effects, the fact that an arithmetic calculation is required shall not eliminate the certainty and liquidity of the enforceable instrument consubstantiated in this Note.

Section Three - Late payment of any amount owed by ISSUER, whether with respect to the principal under this Note or with respect to the charges set forth in the preamble hereof, shall result in the obligation to pay PINE:

i) interest for late payment at the rate of one percent (1%) per month or fraction of a month;

ii) a non-compensatory fine of two percent (2%) of the amount due, including the charges defined above; and

iii) if PINE is required to claim its credit administratively or in court, fees of counsel established as 10% of the debit balance, and collection expenses, including court costs, and other expenses, fees, charges and taxes resulting from the actions performed by PINE to receive the credit, compliance and performance of the obligations assumed hereunder.

Section Four - If the index set forth in this Note for adjustment of the debt is extinguished, either during the term of effectiveness hereof or during the period of late payment, the index established by law to replace it shall be used. If the index set forth in this Note or the substitute index no longer reflects the actual inflation rate, the debt shall be adjusted by an index that reflects the aforementioned actual inflation rate, as mutually chosen by PINE and ISSUER from among the indices disclosed by the governmental authorities or by private entities of acknowledged reputation and which widely disclose the index chosen by the parties.

Sole Paragraph - Failure by the parties to agree, within 5 days as from the date of receipt, by the other party, of a notice sent by the party electing the index in the event contemplated in the head provision of this section shall result in termination of the Note and consequent early maturity of the debt contemplated herein, in which case the overdue amount shall be adjusted until the date of actual payment at the index elected in this Note or at the index that replaces it according to the general consensus.

Section Five - ISSUER, the SURETY(IES) and the THIRD-PARTY GUARANTOR(S) agree: (i) neither to use nor to hire any third party that uses slave labor or which violates children's and adolescent's rights, as well as (ii) to comply with any and all environmental laws, including, without limitation to, maintenance of all environmental certificates required for performance of their activities; and they shall be exclusively liable to PINE for any lien and/or liability that may be attributed to PINE by the competent authorities as a result of failure to comply with any applicable rule, or of any environmental damage directly or indirectly caused by ISSUER, by the SURETY(IES) or by the THIRD-PARTY GUARANTOR(S) as a result of use of the funds granted to them by PINE.

Section Six - Failure by any of the co-debtors to comply with any of the obligations assumed hereunder, as well as under the instruments attached hereto or under the amendments thereto, on the respective maturity dates, as well as occurrence of any of the events set forth in paragraph one of this section shall result in immediate maturity of the whole debt agreed under this Note, provided the default is not cured within up to three (3) business days as from receipt, by ISSUER, of a notice of default to be sent by PINE, except for letter "b" of Paragraph One.

Sole Paragraph - PINE may also declare the early maturity of the debt originated from this Note upon occurrence of any of the following events involving ISSUER and/or any of the SURETIES and/or any of the THIRD-PARTY GUARANTORS:

a)	Protest of instrument to be paid by ISSUER or by any SURETY or THIRD-PARTY GUARANTOR;

b)	The request for, declaration or acceptance of court-supervised or out-of-court reorganization, bankruptcy or self-bankruptcy, intervention or liquidation, or civil insolvency;

c)	Refusal to substitute or reinforce a guarantee whenever the guarantee is lost or becomes insufficient;

d)	Levy of execution upon any property pledged as guarantee in an execution filed by another lender;

e)	Verification of falsity or inaccuracy of any representation, information or document provided, executed or delivered by ISSUER or by the SURETY(IES) or by the THIRD-PARTY GUARANTOR(S);

f)	Impossibility of applying any index or principle set forth hereunder as a result of a governmental, legislative or regulatory action;

g)	Any of the events set forth in articles 333 and 1425 of the Brazilian Civil Code;

h)	Failure to comply with any of their obligations under the social and environmental law, as provided in Section Five;

i)	Failure to comply with any payment or other obligation to PINE or to any of the companies that are part of its economic group;

j)	If the controlling interest of any of them is assigned, transferred or otherwise conveyed, wholly or in part, without the prior and express consent of PINE;

k)	If any of them is subject to any conversion, merger, consolidation or spin-off without the prior and express consent of PINE;

l)	Transfer, assignment or promise to assign to third parties the rights and obligations hereunder without the prior and express consent of PINE; or

m)	Occurrence of a notorious change in the economic conditions so as to threaten or jeopardize compliance with their obligations.

Section Seven - No forbearance by PINE, no failure by PINE to immediately require any credit, and no receipt by PINE of any amount after the corresponding maturity date shall constitute a novation or an amendment to the agreement, or a precedent to be invoked by ISSUER, by the SURETY(IES) or by the THIRD-PARTY GUARANTOR(S), or a waiver of the right or of immediate enforcement thereof.

Section Eight - ISSUER and the SURETY(IES) irrevocably and irreversibly authorize PINE to offset, as provided in article 368 of the Brazilian Civil Code, the debt originated from this Note against any credit held by ISSUER or by the SURETY(IES), whether currently existing or that comes to exist in the future, whether due or not yet due, against PINE, represented by debt instruments or securities, fixed-income securities, balance in accounts that can be freely accessed or any other debt instrument or obligation, which shall apply in any event, even in the event of judicial or extrajudicial liquidation of PINE. In the event of credits not yet due, PINE is hereby authorized by ISSUER and by the SURETY(IES) to declare maturity thereof on the same maturity dates of the obligations assumed hereunder and to offset these amounts.

Section Nine - In order to guarantee full and perfect compliance with all primary and accessory obligations assumed by ISSUER under this Note, the SURETY(IES), the THIRD-PARTY GUARANTOR(S) or ISSUER itself offer to PINE the guarantees indicated in field VI of the Preamble, pursuant to the provisions of the appropriate instruments, which, after executed by the parties, shall be an integral and inseparable part of this Note, as if they were transcribed herein.

Paragraph One - The SURETY(IES) represent that they are jointly and severally liable with ISSUER for full compliance with the obligations assumed by ISSUER hereunder, and they hereby expressly waive the benefit of discussion, division and exoneration set forth in articles 333, sole paragraph, 827, 830, 835, 837, 838 and 839 of the Brazilian Civil Code and 595 of the Brazilian Code of Civil Procedure.

Paragraph Two - In the event of loss, deterioration, devaluation, depreciation or expropriation of the property offered as guarantee, the SURETY(IES), the THIRD-PARTY GUARANTOR(S) and ISSUER shall be jointly and severally liable for substitution or reinforcement of the guarantee, irrespective of fault.

Paragraph Three - ISSUER, the SURETY(IES) and the THIRD-PARTY GUARANTOR(S) hereby authorize PINE to conduct, whenever deemed necessary, by means of its employees or agents, at the sole expense of ISSUER, an inspection and physical inventory count of the property offered as guarantee and which is not in the possession of PINE.

Paragraph Four - If any of the verifications referred to in paragraph three above indicates a reduction in the value of the guarantees offered hereunder, so as to affect the safety or liquidity of PINE's credit, ISSUER, the SURETY(IES) and the THIRD-PARTY GUARANTOR(S) jointly and severally agree to reinforce the guarantees offered hereunder, in order to preserve the aforementioned safety and liquidity of the credit granted hereunder.

Paragraph Five - Performance of any action that prevents or impairs conduction of the verifications referred to in paragraph three, as well as the delay or refusal to reinforce the guarantees as provided in this section shall result in the early maturity of the debt agreed hereunder, provided ISSUER is regularly notified of this fact by means of a correspondence filed with ISSUER and fails to comply with the obligation referred to in such correspondence within at most five (5) days after receipt thereof.

Paragraph Six - PINE is hereby authorized to sell to any person and for the price assessed by PINE the property, debt instruments or amounts offered as guarantee and to use the proceeds of this sale to repay or settle the debt originated from this Note, or from other instruments executed by the parties, all of which regardless of any warning, notice or judicial or extrajudicial notification, and provided any of the aforementioned debts has not been fully settled, providing ISSUER, the SURETY(IES) and the THIRD-PARTY GUARANTOR(S), as the case may be, with any possible remaining amount.

Section Ten - ISSUER shall be solely liable for all expenses resulting from formalization of this Note and of the instruments attached hereto or of the amendments hereto, including and especially the expenses incurred with registration thereof with the competent notary offices, as well as expenses incurred with collection of PINE's credit and foreclosure of the guarantees, including those resulting from the collection of debt instruments or amounts offered as guarantee, protests and those resulting from the preparation of records of co-debtors under this Note. ISSUER shall also be liable for all taxes levied on this transaction and on the aforementioned actions.

Sole Paragraph - If in order to protect or defend its rights PINE is required to disburse any amount to cover any of the expenses mentioned in the head provision of this section, it may debit from the account held by ISSUER or by the SURETY(IES) and which can be freely used an amount sufficient to reimburse such amount.

Section Eleven - ISSUER, the SURETY(IES) and the THIRD-PARTY GUARANTOR(S) hereby authorize PINE to: (i) consult and record data with respect to its persons and to the legal entities of which they are members or managers and to the members or shareholders of these legal entities possibly found in the Central Bank Credit Information System - SCR and in credit reporting agencies, such as Serasa and SPC, as well as to provide data to these entities; and to (ii) consult information on transactions carried out in the foreign exchange market with respect to its persons or to the legal entities of which they are members or managers and to the members or shareholders of these legal entities possibly found in the Central Bank Information System - Sisbacen or in other sources or message exchange systems provided by the Central Bank of Brazil in the future.

Section Twelve - In the event of early settlement, wholly or in part, of the amount due hereunder, ISSUER shall pay to PINE an amount, in BRAZILIAN REAIS and charged per day of early payment, as financial compensation for early settlement, pursuant to the Unit Daily Amount (VDU) informed in the preamble. The maximum amount of such financial compensation is the amount mentioned in letter "f" of field "IV" of the preamble hereof. The purpose of the amount set forth herein is to cover the costs incurred by PINE for conduction of this loan transaction and is directly and linearly related to the remaining term of the transaction and the amortized amount, and it shall be calculated in accordance with the formula below. In the event of a loan transaction with periodic amortization(s), the maturity date of each installment subject to early settlement shall be taken into consideration for calculation of the amount contemplated in this section:

FINANCIAL COMPENSATION = VLA x NDA x VDU /U

Where:

VLA = net amount paid in advance (in R$)
NDA = number of days in advance
VDU = Unit Daily Amount
U = VDU unit (R$1,000.00)

Section Thirteen - Pursuant to the provisions of Law No. 10931, of August 2, 2004, PINE may issue Bank Credit Notes Certificate - CCCB backed by this instrument, and it may freely trade it in the market.

Section Fourteen - PINE may transfer this Note by endorsement or assign the rights agreed hereunder to third parties, wholly or in part.

Sole Paragraph - ISSUER, the SURETY(IES) and the THIRD-PARTY GUARANTOR(S) hereby irrevocably and irreversibly acknowledge that transfer of the debt instrument as set forth in the head provision of this section is not a breach of bank secrecy.

Section Fifteen - ISSUER and the SURETY(IES) mutually appoint each other as attorneys-in-fact, granting each other sufficient and special powers, pursuant to the law, for any of them to individually receive, in the name of any of the others, notices, notifications and especially summons with respect to actions based on this Note.

Section Sixteen - Failure by PINE to exercise the rights granted to it by this Note shall not be a reason for amendment or novation of the provisions hereof, and it shall not prevent exercise of the same rights in the future and shall not create any right to ISSUER, to the SURETY(IES) and to the THIRD-PARTY GUARANTOR(S).

Section Seventeen - The banking services provided as a result of this credit transaction can be subject to tariffs, pursuant to Resolution No. 2303, of July 25, 1996, with respect to the Notes issued by April 30, 2008. After this date, the services shall be subject to tariffs in accordance with the provisions of Resolution 3919, of November 25, 2010, of the Central Bank of Brazil, pursuant to the price tables available at PINE's branches, stores and correspondents, or on the website: www.bancopine.com.br.

Section Eighteen - The parties elect the court of the Judicial District of the principal place of business of PINE, provided PINE's right to opt for the court of the domicile of ISSUER, of the SURETY(IES) or of the THIRD-PARTY GUARANTOR(S), as competent to resolve any dispute under this Note.

Section Nineteen - This Note is issued in three (3) counterparts signed by the parties and witnesses below, it being understood that only PINE's counterpart is negotiable.

São Paulo, June 21, 2012.

ISSUER, THE SURETY(IES) AND THE THIRD-PARTY GUARANTOR(S) DECLARE, FOR ALL PURPOSES AND EFFECTS, THAT THEY HAVE READ AND AGREE WITH ALL CONDITIONS SET FORTH IN THIS NOTE, ESPECIALLY THOSE SET FORTH IN THE PREAMBLE HEREOF, AND THEY HEREBY AGREE TO COMPLY WITH ALL PROVISIONS HEREOF.

/s/ Paulo Diniz    /s/ Felipe M. Caram            /s/ illegible /s/ Jose Quarezemim
ISSUER: AMYRIS BRASIL LTDA             BANCO PINE S/A

Witnesses    /s/ Anderson Fernandes            /s/ Jairo Barbesa Gomes
Name: Anderson Fernandes        Name: Jairo Barbesa Gomes
ID: illegible                ID:
CPF: illegible                CPF: illegible